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                                                                   Exhibit 10.31

                          King World Productions, Inc.
                                  1700 Broadway
                            New York, New York 10019



Harpo, Inc.
110 North Carpenter
Chicago, Illinois 60607
Attn: Jeffrey D. Jacobs

                                         Dated: September 23, 1998,
                                         as of September 16, 1998

                          Re: "The Oprah Winfrey Show"

Dear Jeff:

          The following (sometimes herein referred to as the "1998 Amendment") shall serve as an amendment to the existing agreement as amended to date (as further amended hereby, sometimes referred to as the "Agreement") between the parties King World Productions, Inc. ("King World") and Harpo, Inc. ("Harpo"). As used herein, all capitalized terms, except as otherwise indicated, shall have the respective meanings ascribed to them in the Agreement.

          For good and valuable consideration as set forth herein, the parties agree as follows:

          1. Harpo agrees to produce an additional two (2) television seasons of the Show, namely the 2000/2001 television season ("Year 15") and the 2001/2002 television season ("Year 16"). The Year 15 episodes will be produced for initial telecast between September 1, 2000 and August 31, 2001 and the Year 16 episodes will be produced for initial telecast between September 1, 2001 and August 31, 2002, with the Term of the Agreement deemed extended through August 31, 2002. Harpo shall, for all purposes of the Agreement, be deemed to have exercised an option to produce the Show for Year 15 and Year 16 and thus, inter alia, the End Date shall mean August 31, 2002. Harpo confirms that King World shall have the right to license the Year 15 and Year 16 episodes of the Show to domestic and international markets in accordance with the Agreement. King World and Harpo shall discuss in good faith King World's possible inclusion of a second telecast






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of the episodes of the Show in the station telecast licenses for the Show issued by King World for Year 13 forward. Harpo may engage Harpo Productions, Inc. to produce the Show and shall furnish the personal services of Oprah Winfrey to host 180 new episodes of the Show for Year 15 and 170 new episodes of the Show for Year 16.

          2. Paragraph 1 of the March 17, 1994 amendment constituting a part of the Agreement (the "1994 Amendment") is amended so that the references to "Year 8" in the 7th, 9th, and 10th lines of Page 2 thereof shall be changed to "Year 13." Paragraph 2 of the 1994 Amendment is amended so that, with respect to Year 15 and Year 16 only, Harpo shall deliver 180 newly produced episodes of the Show for Year 15 and 170 newly produced episodes of the Show for Year 16.

          3. Paragraph 4 of the 1994 Amendment is amended to provide that the Guarantees payable by King World to Harpo shall be $120 million for Year 15 and $125 million for Year 16. The Year 15 Guarantee shall be deposited into a "Rabbi trust" (as described below) pursuant to the following schedule: (A) $75 million, within 30 days following the date of this 1998 Amendment (provided that such installment shall bear interest, at the Applicable Federal Rate from time to time in effect, from such date until King World's payment of such installment),
(B) $22,500,000 on or before September 1, 2000, and (C) $22,500,000 on or before January 2, 2001. The Year 16 Guarantee shall be payable (A) $75 million, on or before June 1, 2000, (B) $25 million, on or before September 1, 2001 and (C) $25 million, on or before January 2, 2002. The Returnable Portion of the Guarantee for each of Year 15 and Year 16 shall be $75 million. The Guarantees shall be paid by King World for the benefit of Harpo into a so-called "Rabbi trust" pursuant to a trust agreement in a form generally utilized for similar trusts, to be negotiated in good faith by Harpo and King World promptly following the execution of this 1998 Amendment.

          4. Paragraph 5 of the 1994 Amendment is amended to provide that, in consideration of Harpo's agreement to produce the Show for Years 15 and 16, King World hereby grants to the individuals listed below (each, a "Purchaser") options to purchase the number of shares of King World common stock set forth below:

                                      Number of
            Purchaser                   Shares

            Oprah Winfrey              900,000
            Jeffrey D. Jacobs          100,000
            Timothy Bennett             50,000
            Dianne Hudson               50,000
            Douglas Pattison            30,000




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Said options shall be exercisable at the price of $26 7/16 per share (the closing market price of King World common stock on September 16, 1998, the date on which Harpo and King World reached an agreement in principle with respect to this transaction) and shall be exercisable immediately. The shares subject to the options shall be publicly registered. The final stock option agreements, which will definitively govern said options, will be presented promptly after the execution of this 1998 Amendment to each of the Purchasers for signature, and will, except as set forth to the contrary in this 1998 Amendment, be consistent with the terms of the existing agreements governing stock option grants by King World to Oprah Winfrey and Jeffrey D. Jacobs, including, without limitation, the provisions regarding sales volume limitations contained therein.

          5. Paragraph 10 of the 1994 Amendment is amended to provide that King World's and Harpo's respective shares of revenues attributable to the distribution of the Show in Years 15 and 16 shall be determined in the same manner as for Year 14 (i.e., in accordance with subparagraph 10(b) of the 1994 Amendment), except that: (A) King World's distribution fee for each of Years 15 and 16 shall be [*] of Gross Receipts and (B) King World's Recoupable Distribution Costs for each of Years 15 and 16 shall not, without Harpo's approval, include so-called "co-op advertising costs" in excess of the co-op advertising budget applicable for Year 13 [*]. "Harpo's Share of Revenues" with respect to Years 15 and 16 shall mean the share of Gross Receipts payable to Harpo with respect to such Years pursuant to Paragraph 10 of the 1994 Amendment (as amended hereby).

          6. Paragraph 11 of the 1994 Amendment is amended as follows:

               (a) Except as set forth in Paragraphs 11(a), 11(b)(i) and 11(b)(ii) of the 1994 Amendment, as amended hereby, King World relinquishes, as of the date hereof, to Harpo all of King World's right, title and interest (such King World right, title and interest being valued at [*] in and to the Library, including King World's share of any revenue therefrom.

               (b) Paragraphs 11(a)(i)(A), 11(b)(i) and 11(b)(ii) of the 1994 Amendment are amended to provide that, commencing January 1, 2000, Harpo may exercise distribution rights in and to the Library for exhibition in the United States and Canada in all media other than free over-the-air television (for clarification, the proviso in Paragraph 11(b)(i) of the 1994 Amendment shall not restrict Harpo's rights under this Paragraph 6(b)), provided that:

                    (i) Harpo shall not authorize any exhibitions of the Library episodes prior to the End Date between the hours of [*] local time in any television market;




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                    (ii) Harpo shall not authorize the exhibition of any Library episode prior to the first anniversary of the initial telecast of such episode as distributed by King World pursuant to the Agreement;

                    (iii) Harpo shall not authorize the exhibition prior to the End Date of more than one telecast of one Library episode per day in any television market.

                                       [*]

          7. Notwithstanding anything to the contrary contained in the Agreement, in the event that Roger King at any time ceases to serve as the senior executive on behalf of King World responsible for supervising King World's distribution of the Show, and the Show has not at that time already been licensed for Years 15 and 16 to television stations representing at least 70% of United States television households (as measured by Nielsen NSI reports), then King World promptly shall notify Harpo in writing of such cessation, and Harpo shall have the right, by written notice to King World within ten days following Harpo's receipt of that notice, prospectively to terminate King World's distribution rights for such Years, provided that King World shall remain fully entitled to its Distribution Fees arising from any licenses issued by King World prior to such termination, including, without limitation, a pro-rata share of any barter advertising sales revenue based on the percentage of United States television households (measured as above) represented by the television stations licensing the Show under license from King World as a percentage of the total percentage of such households represented by all television stations licensing the Show. In no event shall King World's distribution rights for any Years prior to Year 15 be subject to the conditions set forth in this paragraph.

          8. Paragraph 12(a)(i) of the 1994 Amendment is amended by deleting the phrase "at any time during the 2:00 pm to 5:00 pm (local time) time period" therein and replacing it with the phrase "on any day Monday through Friday at any time during the 2:00 pm to 6:00 pm (local time) time period."

          9. Paragraph 12(a)(ii) of the 1994 Amendment is amended to provide that, solely for purposes of such Paragraph 12(a)(ii), a series of television programs telecast not more than once monthly adapted from the so-called "book club episodes" of the Show shall not be deemed to be a television series with the same format or a substantially similar format as the Show.

          10. Paragraphs 12(b)(i) and 12(b)(ii) of the 1994 Amendment are deleted, and Paragraph 12(b)(iii) of the 1994 Amendment is amended by deleting the phrase "After the end of Year 14" therein.




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          11. Paragraph 13(a)(ii)(A) of the 1994 Amendment is hereby deleted.

          12. Except as expressly modified by this 1998 Amendment, the Agreement
(a) constitutes the sole and entire agreement between the parties, and supersedes all communications oral or written, with respect to the subject matter thereof, (b) shall remain in full force and effect and (c) shall not be subject to modification or waiver except in a writing signed by both parties. For purposes of construing this 1998 Amendment, this 1998 Amendment will be deemed to have been jointly drafted by the parties.

          This 1998 Amendment may be executed in one or more counterparts.

          If the foregoing meets with your approval, please so indicate by signing in the space provided below.

                                        Very truly yours,

                                        KING WORLD PRODUCTIONS, INC.


                                        By:_____________________________

ACCEPTED AND APPROVED:

HARPO, INC.


By:____________________________

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                                    GUARANTEE




King World Productions, Inc.
1700 Broadway
New York, New York 10019


I refer to the agreement as amended to date (the "Agreement"), including the amendment thereto dated September 23, 1998, as of September 16, 1998 (the "1998 Amendment"), between King World Productions, Inc. ("King World") and HARPO, Inc. ("HARPO"). All capitalized terms used herein shall have the respective meanings ascribed to them in the Agreement.

As an inducement to King World to enter into the 1998 Amendment, I hereby guarantee the full performance by HARPO of its past, current and prospective obligations and agreements (including without limitation the representations, warranties and agreements set forth in Paragraphs 12 and 15 of the March 17, 1994 amendment constituting part of the Agreement and the repayment of any Guarantees which become repayable to King World) under the Agreement. Insofar as this is a guarantee of HARPO's monetary obligations, it constitutes a guarantee of payment and not collection.

As an additional inducement to King World to enter into the 1998 Amendment, I hereby represent, warrant and agree as follows:

          (A) That I have heretofore looked and shall hereafter look solely to HARPO for all compensation to be paid to me for all services and obligations performed or to be performed by me and all rights, licenses and privileges granted or to be granted by me;

          (B) That I waive any claims against King World for compensation of any kind for any services which I have heretofore rendered or may hereafter render pursuant to the Agreement;

          (C) That I am familiar with each and all of the terms, covenants and conditions of the Agreement, and consent and agree to the execution and delivery of the Agreement including the 1998 Amendment by HARPO; that I shall render all services, grant all rights and perform all other obligations to be performed by me as provided for in the Agreement;






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          (D) That I shall comply with all of the terms, covenants and conditions of the Agreement on my part to be complied with; that I am under no obligation or disability created by law or otherwise which would or might prevent or restrict me from so doing;

          (E) That in no event shall any amendment or termination of the agreement which I now have or any agreement which I may hereafter have with HARPO or any breach of any such agreement by HARPO limit or affect any of the obligations or any of the rights, privileges or remedies of King World provided for in the Agreement and, in such event, I shall look solely to HARPO for any remedies arising out of such breach or the failure to perform, and that I shall continue to perform all services and obligations to be performed by me under the Agreement and that King World shall continue to have all rights, privileges and remedies specified therein; and

          (F) That, in the event of a breach of threatened breach of the Agreement by HARPO, King World shall be entitled to seek equitable relief by way of injunction or otherwise or legal relief against HARPO, and equitable relief by way of injunction or otherwise or legal relief against me under this Guarantee, without the necessity of first resorting to or exhausting any rights or remedies which King World may have against HARPO. I acknowledge, for this purpose only, that the rights I have granted to HARPO are of a special, unique, unusual and extraordinary and intellectual character giving them peculiar value, the loss of which cannot be reasonably or adequately compensated in damages.


Dated:____________________




________________________________
OPRAH WINFREY



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